Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 23, 2024, with respect to the financial statements of BNY Mellon Income Stock Fund, a series of the BNY Mellon Funds Trust, as of August 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

New York, New York

June 30, 2025